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                             CERTIFICATE OF INCREASE

                                       OF

                                SHARES DESIGNATED

                                       AS

                          PARTICIPATING PREFERRED STOCK

                               SEPTEMBER 23, 1997



INTERIM SERVICES INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     That the Restated Certificate of Incorporation of said corporation was filed in the office of the Secretary of State of Delaware on November 4, 1993, and was followed by a Certificate of Designations, Preferences and Rights of the Participating Preferred Stock, $.01 par value filed on March 25, 1994, and a Certificate of Amendment filed September 12, 1996 in said office of the Secretary of State.

     That the board of Directors of said corporation at a meeting held on August 7, 1997 duly adopted a resolution authorizing and directing an increase in the number of shares designated as Participating Preferred Stock, $.01 par value, of the corporation, from two-hundred fifty thousand (250,000) shares to five-hundred-thousand (500,000) shares, in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the said INTERIM SERVICES INC. has caused this certificate to be executed by its Senior Vice President this 23rd day of September, 1997.

                         INTERIM SERVICES INC.



                         By:  /s/ John B. Smith
                              -----------------
                              John B. Smith, Sr. Vice President and Secretary